Exhibit 5.1

October 1, 2020

GlaxoSmithKline plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

GlaxoSmithKline Capital plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

Ladies and Gentlemen:

We have acted as special United States counsel to GlaxoSmithKline Capital plc, a public limited company incorporated in England and Wales (“GSK Capital”) and GlaxoSmithKline plc, a public limited company incorporated in England and Wales (“GSK plc”), in connection with the offering pursuant to a registration statement on Form F-3 (Nos. 333-223982 and 333-223982-02), as amended as of its most recent effective date (September 28, 2020), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein, but excluding Exhibits 25.1, 25.2 and 25.3, the “Registration Statement”) and the prospectus, dated March 28, 2018, as supplemented by the prospectus supplement thereto, dated September 28, 2020 (together, including the documents incorporated by reference therein, the “Prospectus”) of (i) guaranteed debt securities of GSK Capital consisting of U.S.$1,250,000,000 aggregate principal amount of 0.534% Notes due 2023 (the “Debt Securities”) and (ii) the guarantee of GSK plc in respect of the Debt Securities (the “Guarantee” and, together with the Debt Securities, the “Securities”).

The Debt Securities and the related Guarantee were issued under an indenture dated as of April 6, 2004, as supplemented by the First Supplemental Indenture dated as of March 21, 2014, and as further amended and supplemented by the Second Supplemental Indenture dated as of May 15, 2018, among GSK Capital, as issuer, GSK plc, as guarantor, and the Trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital, the Trustee, and Law Debenture Trust Company of New York) (the “Indenture”).

Cleary Gottlieb Steen & Hamilton LLP is a Limited Liability Partnership registered in England and Wales Number 0C310280. It is authorised and regulated by the Solicitors Regulation Authority. A list of the members and their professional qualifications is open to inspection at the registered office,

2 London Wall Place, London EC2Y 5AU. Clearly Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

GlaxoSmithKline plc

GlaxoSmithKline Capital plc, p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	facsimile copies of the Securities in global form as executed by GSK Capital and GSK plc, as applicable, and authenticated by the Trustee; and

(d)	an executed copy of the Indenture, including the certificated forms of Debt Securities.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Debt Securities in global form have been duly executed and delivered by GSK Capital under the law of the State of New York, and are the valid, binding and enforceable obligations of GSK Capital, entitled to the benefits of the Indenture.

2. The Guarantee has been duly executed and delivered by GSK plc under the law of the State of New York and is the valid, binding and enforceable obligation of GSK plc, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of GSK plc or GSK Capital, (a) we have assumed that each of GSK plc, GSK Capital and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to GSK plc or GSK Capital regarding matters of the federal law of the United States of America or the law of the State of New York, that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

GlaxoSmithKline plc

GlaxoSmithKline Capital plc, p. 3

The waiver of defenses contained in Section 6.01 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

We express no opinion as to the enforceability of Section 11.15 of the Indenture relating to currency indemnity. The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of GSK Capital and GSK plc dated October 1, 2020, and to the reference to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sebastian R. Sperber
Sebastian R. Sperber, a Partner